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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 TRINAGY, INC.

                                   ARTICLE I

     The name of the corporation is Trinagy, Inc. (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Dover, Delaware, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III

     The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     A. The total number of shares of all classes of stock that the Corporation is authorized to issue is 100,000,000 million shares (100,000,000), consisting of ninety million, six hundred twenty-seven thousand, four hundred forty-eight (90,627,448) shares of common stock with a par value of $0.0001 per share (the "Common Stock") and nine million, three hundred seventy-two thousand, five hundred fifty-two (9,372,552) shares of preferred stock with a par value of $0.0001 per share.

     B. The preferred stock may be issued from time to time in one or more series. The first series shall be designated "Series B Preferred Stock" and shall consist of one million, five hundred twenty-five thousand, four hundred twenty-four (1,525,424) shares. The second series shall be designated "Series C Preferred Stock" and shall consist of one million, two hundred forty-four thousand, four hundred eighty-six (1,244,486) shares, and the third series shall be designated "Series D Preferred Stock" and shall consist of one million, six hundred two thousand, six hundred forty-two (1,602,642) shares. The term "Preferred Stock," when used herein without further designation of series, shall mean the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

     C. Subject to the limitations and restrictions in this Article IV, and except as to the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such

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series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of preferred stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of preferred stock may, except as in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

     D. The powers, preferences, rights, restrictions, and other matters relating to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are as follows:

          1.   Dividends.  The holders of the Series B Preferred Stock, the
               ---------
Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.354 per share, $1.217 per share and $1.404 per share per annum, respectively, payable in preference and priority to any payment of any dividend on Common Stock, when and as declared by the Board of Directors. Except as otherwise expressly provided herein, the right to such dividends on the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     In the event that the Corporation shall have declared but unpaid dividends and Redemption Dividends (as defined below) outstanding immediately prior to, and in the event of, a conversion of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (as provided in Section D.3), the Corporation shall, at the option of each holder, pay in cash to each holder of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in Section D.3.

     In the event of a failure by the Corporation to redeem any Series D Preferred Stock as required hereunder, dividends (the "Redemption Dividends") shall accrue from the date of such failure, whether or not declared, on each share of Series D Preferred Stock that remains unredeemed at an initial rate of 16% per annum of the initial Conversion Price (as defined below)

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per share and shall increase by 200 basis points each quarter thereafter until all such shares which are the subject of such redemption have been redeemed.

          2.   Liquidation Preference.
               ----------------------

               a. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof an amount equal to $2.36 per share for each share of Series B Preferred Stock then held by them (the "Series B Per Share Amount"), an amount equal to $8.11 per share of each share of Series C Preferred Stock then held by each of them (the "Series C Per Share Amount") and an amount equal to $9.36 per share of Series D Preferred Stock then held by them, together with any unpaid Redemption Dividends (the "Series D Per Share Amount"), plus the greater of either (i) in the case of each share, an amount equal to an accruing annual dividend of fifteen percent (15%) accruing from the date of issuance per share of the Series B Per Share Amount or Series C Per Share Amount or Series D Per Share Amount (as applicable, calculated on a pro rata basis for any partial year, and not accruing on the Series D Preferred Stock during the period after the Redemption Date as defined in Section D.8 below), less all dividends previously declared and paid thereon, or (ii) such amount per share as would be distributable (after payment of the aggregate Series B, Series C and Series D Per Share Amounts) ratably among the holders of the Preferred Stock (with each share of Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution or payment) and the holders of Common Stock, and the holders of Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Preferred Stock being sometimes referred to as the "Liquidation Payments." If, upon occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the relative Liquidation Payment of each such share of Preferred Stock held by each such holder.

     After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock then held by each such holder.

               b. For purposes of this Section D.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary where less than 50% of the successor corporation's stock, immediately after the transaction, is held by holders of the Corporation's stock, immediately before the transaction.

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               c.   Any securities to be delivered to the holders of the
Preferred Stock pursuant to the above Section D.2(b) shall be valued as follows:

                    (i) Securities not subject to an investment letter or other similar restrictions on free marketability:

                         (1)  If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of each of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (each voting as a separate class).

                    (ii) The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of each of the series then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (each voting as a separate class).

          3.   Conversion.  The holders of the Preferred Stock shall have
               ----------
conversion rights as follows (the "Conversion Right"):

               a.   Right to Convert.
                    ----------------

                    (i) Subject to the last sentence of this clause (i), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is determined by dividing $2.36, in the case of Series B Preferred Stock, or $8.11 in the case of Series C Preferred Stock, or $9.36, in the case of Series D Preferred Stock, by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be $2.36, in the case of Series B Preferred Stock, or $8.11 in the case of Series C Preferred Stock, of Common Stock or $9.36, in the case of Series D Preferred Stock (the "Conversion Prices"). Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

                    (ii) Each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Rate in the event of, and contingent upon, the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public that meets the following criteria: (i) the gross

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proceeds to the Corporation shall be at least $45,000,000, before payment of underwriting discounts and commissions and offering expenses, and (ii) the price per share of Common Stock to the public shall be no less than (a) $16.38 if the public offering closes in calendar year 2000, (b) $23.40 if the public offering closes in calendar year 2001, or (3) $28.08 if the public offering closes any time thereafter, in each case such prices having been adjusted for stock splits, reverse splits and the like after the Series D Original Issue Date (a qualified public offering, or "QPO").

               b.   Mechanics of Conversion.  No fractional shares of Common
                    -----------------------
Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. Such notice shall also state whether the holder elects, pursuant to Section D.1, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock that the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

               c.   Adjustments to Conversion Price for Dilution Issues.
                    ---------------------------------------------------

                    (i)    Special Definitions.  For purposes of this Section
                           -------------------
D.3, the following definitions shall apply:

                       (1) "Original Issue Date" shall mean, with respect to
                            -------------------
the Series B, Series C and Series D Preferred Stock, the date on which the shares of the respective series are first issued.

                       (2) "Options" shall mean rights, options or warrants
                            -------
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

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                         (3)  "Convertible Securities" shall mean any evidence
                               ----------------------
of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (4)  "Additional Shares of Common Stock" shall mean all
                               ---------------------------------
shares of Common Stock issued (or, pursuant to Section D.3(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (A)  upon conversion of shares of Preferred Stock;

                              (B)  to officers or employees of, or consultants
to, the Corporation pursuant to a stock grant option plan or purchase plan or other employee stock incentive program approved by the Board of Directors;

                              (C)  as a dividend or distribution on shares of
Preferred Stock;

                              (D)  to leasing entities or financial institutions
in connection with commercial leasing or borrowing transactions, pursuant to agreements approved by the Board of Directors;

                              (E)  pursuant to the acquisition of another
business entity by the Corporation by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Corporation acquires not less than a majority of the voting power of such entity;

                              (F)  for which adjustments are made pursuant to
Section D.3(c)(iv); and

                              (G)  by way of dividend or other distribution of
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D) and (E) or on shares of Common Stock so excluded.

                      (ii)    No Adjustment of Conversion Prices.  No adjustment
                              ----------------------------------
in the applicable Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

                      (iii)   Deemed Issue of Additional Shares of Common Stock.
                              -------------------------------------------------

                         (1)  Options and Convertible Securities. In the event
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or security as entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto) without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares

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of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section D.3(c)(vi)) of such Additional Shares of Common Stock would be less than the Conversion Prices in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (A)  no further adjustment in the Conversion
Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (C)  no readjustment pursuant to clause (B) above
shall have the effect of increasing the Conversion Prices to an amount that exceeds the lower of (i) the Conversion Prices on the original adjustment date, or (ii) the Conversion Prices that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                              (D)  upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration be recomputed as if:

                                   (i)    in the case of Convertible Securities
or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                   (ii)   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually

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received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section D.3(c)(vi)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (E)  in the case of any Options that expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Prices shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in Section D.3(c)(iv) below; and

                              (F)  if such record date should have been fixed
and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this Section D.3(c)(iii) as of the actual date of their issuance.

                         (2)  Stock Dividends.  Subject to the exclusions set
                              ---------------
forth in Section D.3(c)(i)(4), in the event the Corporation, at any time or from time to time after the Original Issue Date, shall declare or pay any dividend on the Common Stock payable in Common Stock, then Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on this record date for the determination of holders of any class of securities entitled to receive such dividend.

                    (iv)   Adjustment of Conversion Price Upon Issuance of
                           -----------------------------------------------
Additional Shares of Common Stock. In the event the Corporation shall issue
---------------------------------
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D.3(c)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

                    (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and

                    (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued;

provided that, for the purposes of this Section D.3(c)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Convertible Securities, and upon exercise of all outstanding Options, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section D.3(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

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                    (v)    Special Adjustment to Series C and Series D
                           -------------------------------------------
Conversion Price. Notwithstanding any other provision for adjustments to the
----------------
Conversion Price of the Series D Preferred Stock, if the Corporation issues any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D.3(c)(iii)) prior to December 31, 2000, for a consideration per share (determined pursuant to Section D.3(c)(vi)) that is less than the Conversion Price of the Series D Preferred Stock as of the date of such issuance, then the Conversion Price of the Series D Preferred Stock shall be reduced to the amount of the consideration per share received by the Company in such issuance. Notwithstanding any other provision for adjustments to the Conversion Price of the Series C Preferred Stock, if the Corporation issues any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D.3(c)(iii)) from April 8, 2000 until December 31, 2000, for a consideration per share (determined pursuant to Section D.3(c)(vi)) that is less than the Conversion Price of the Series C Preferred Stock as of April 8, 2000, then the Conversion Price of the Series C Preferred Stock shall be reduced to the amount of the consideration per share received by the Company in such issuance. During such period no adjustments shall be made to the Series C and Series D Preferred Stock price other than as provided in this subsection (v) and as required to adjust for splits, reverse splits and the like. From and after December 31, 2000, adjustments, if any, to the Conversion Price of the Series C and Series D Preferred Stock as a result of issuances of Additional Shares shall be made in accordance with Section D.3(c)(iv).

                    (vi)   Determination of Consideration.  For purposes of this
                           ------------------------------
Section D.3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1)  Cash and Property:  Such consideration shall:
                              -----------------

                              (A)  insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                              (C)  in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                         (2)  Options and Convertible Securities.  The
                              ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section D.3(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                         (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the

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                    minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any Provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                         (3)  Stock Dividends.  Any Additional Shares of Common
                              ---------------
Stock deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

                    (vii)  Adjustments for Subdivisions of Combinations of
                           -----------------------------------------------
Common Stock. In the event the outstanding shares of Common Stock are combined
------------
or split, by reclassification or otherwise, into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, the Conversion Prices in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision or combination, be proportionately adjusted.

               d.   No Impairment.  The Corporation will not, by amendment of
                    -------------
its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section
D.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               e.   Certificate as to Adjustment.  Upon the occurrence of each
                    ----------------------------
adjustment or readjustment of the Conversion Prices pursuant to this Section D.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon, the written request at anytime of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Preferred Stock.

               f.   Notices of Record Date.  In the event that the Corporation
                    ----------------------
shall propose (or otherwise take action to effect) at any time:

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                    (i)    to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not, a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock shares outstanding involving a change in the Common Stock shares; or

                    (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, to enter into a transaction resulting in a Change in Control (as defined hereinafter) of the Corporation, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                         (1)  at least 20 days' prior written notice of the date
on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                         (2)  in the case of the matters referred to in (iii)
and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shares shall be entitled to exchange their Common Stock shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

          4.   Voting Rights.
               -------------

               a. Except as otherwise required by law, the holders of the Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, including mergers, dissolution sales of assets and other material transactions, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote and (ii) each holder of Common Stock shall have one vote per share of Common Stock.

               b. At least 30 days prior to any election of directors of the Corporation, the holders of the Series B Preferred Stock shall be entitled to decide whether to elect one director of the Corporation, voting as a separate series, without a right to vote in accordance with Section D.4(a) above for any other directors or waive such right and be entitled to the voting rights pursuant to Section D.4(a) above. If the holders of the Series B Preferred Stock decide on the former, at any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of a director to be elected solely by the holders of the Series B Preferred Stock. A vacancy in any directorship elected by the holders of the Series B Preferred Stock shall be filled only by vote or written consent of the holders of the Series B Preferred Stock.

               c. In addition to their voting rights pursuant to Section D.4(a) above, the holders of the Series C Preferred Stock shall be entitled to designate one individual (the "Series C Observer") who shall receive notice of all meetings of the Board of Directors of the Corporation (and of all meetings of any executive committee of the Board of Directors) and who shall be entitled to attend and participate in discussions in all such meetings as a non-voting observer on behalf of the holders of the Series C Preferred Stock. The Corporation will provide the Series C Observer with the same information (including reports, financial statements, notices and other information) at the same time such information is provided to the Board of Directors (or the members of any executive committee thereof). The right of the Series C Observer to attend meetings and to receive information shall be subject to reasonable assurances of confidentiality, including without limitation the execution of confidentiality agreements in a form reasonably acceptable to the Corporation.

               d. In addition to the voting rights held by the holders of the Series D Preferred Stock pursuant to Section D.4(a) above, at any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election of a director to be elected solely by the holders of the Series D Preferred Stock. A vacancy in any directorship elected by the holders of the Series D Preferred Stock shall be filled only by vote or written consent of the holders of the Series D Preferred Stock.

               e. As long as any shares of the Series B, C and D Preferred Stock are outstanding, the holders of the Preferred Stock and Common Stock, voting as a single class as provided in Section D.4(a), shall elect a seventh director.

               f. Subject to subsection (g) hereof and the requirements of the next sentence, every stockholder entitled to vote at any election for directors shall have the right to cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are normally entitled, or to distribute votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder shall be entitled to cumulate votes unless such candidate's name or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate such stockholder's votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

               g. The right to cumulate votes described in subparagraph (f) hereof shall terminate when the corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

          5.   Protective Provisions.
               ---------------------

               a. In addition to any other rights provided by law to individual stockholders and classes of stockholders, so long as any Preferred Stock shall be outstanding, the Corporation shall not and shall not permit its subsidiaries to, without first obtaining the affirmative vote or written consent of (A) the holders of not less than a majority of such outstanding shares of Preferred Stock in the case of clauses (i), (v) and (vi) below, and (B) the holders of not less than a majority of such outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Series D Preferred Stock in the case of clauses (ii), (iii), (iv) and (vii) through (xiv) below:

                    (i) repurchase or redeem or otherwise acquire shares of Preferred Stock except pursuant to Section D.8 hereof, or pursuant to a purchase offer made pro rata (on the basis of Liquidation Payment) to all holders of the shares of Preferred Stock then held by each such holder;

                    (ii) repurchase or redeem or otherwise acquire shares of Common Stock, except pursuant to a contract permitting the Corporation to repurchase such shares at fair market value upon the termination of the stockholder's employment or consulting relationship with the Corporation in an amount not in excess of $100,000 in aggregate per year;

                    (iii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to any such preference or priority of the Preferred Stock;

                    (iv) declare or pay any dividend on the Preferred Stock or the Common Stock or make any distribution to the holders thereof, except as permitted otherwise herein;

                    (v) authorize any subsidiary of the Corporation to issue voting securities to any person other than the Corporation or to create or own any entity other than entities directly or indirectly wholly owned by the Corporation ;

                    (vi) increase or decrease the aggregate number of authorized shares of Preferred Stock;

                    (vii) change the size of the Board of Directors to more than six directors, except to increase the size of the Board of Directors pursuant to Section D.4(e);

                    (viii) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock;

                    (ix) except for a QPO, authorize or issue shares of any class or series of stock, or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of capital stock of the Corporation, except for

(i) issuance of options and underlying Common Stock pursuant to outstanding options or warrants as of the date hereof, and additional options granted to employees and bona fide consultants of the Corporation, so long as the Board of Directors approves the options and the exercise price per share for each such grant is not less than the fair market value of the Common Stock on the date of grant and (ii) Common Stock issued upon the conversion of the Preferred Stock;

                    (x) except for an automatic conversion pursuant to Section D.3(a)(ii), effect an exchange or reclassification of all or part of the Preferred Stock into shares of another class; effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class or series into the Preferred Stock; change the designations, rights, preferences, or limitations of all or part of the Preferred Stock; change all or part of the Preferred Stock into a different number of shares of Preferred Stock; cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the Preferred Stock.

                    (xi) effect any voluntary liquidation, dissolution or winding up of the Corporation or change in the nature of the Corporations' business

                    (xii) So long as any Series B Preferred Stock or Series D Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series B and Series D Preferred Stock, effect a sale of a portion of the assets of the Corporation or its subsidiaries that is material to the Corporation taken as a whole, or merge or consolidate the Corporation with another person or entity. Notwithstanding the above, no affirmative vote or written consent shall be required pursuant to this section if the proposed sale, merger or consolidation will result in gross proceeds per share of Common Stock (determined on a fully diluted basis) in cash or cash equivalents equal to or greater than the then applicable price per share in a QPO.

                    (xiii) incur or assume any indebtedness for borrowed money (including capital leases) in excess of $7,500,000 in the aggregate;

                    (xiv) incur or permit any liens to exist, with respect to the material assets of the Corporation and its subsidiaries other than with respect to indebtedness permitted by clause (xiii) immediately above, purchase money liens securing accounts payable that are incurred in the ordinary course of business and liens incurred in the ordinary course of business not securing indebtedness.

               b. In the event that the original purchasers of the shares of any class of Preferred Stock hold, in the aggregate, less than 25% of their originally purchased shares of such class, then clauses (v), (vii), (ix), (xi),
(xiii) and (xiv) of Section D.5(a) shall terminate as to that class.

          6.   Status of Converted Stock.  In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section D.3 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          7.   Residual Rights.  All rights accruing to the outstanding shares
               ---------------
of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

          8.   Redemption.
               ----------

               a. The Series B and Series D Preferred Stock shall be redeemable as provided in this Section D.8. The "Redemption Price" with respect to the Series B Preferred Stock shall be an amount equal to the greater of fair market value or $2.36 (subject to appropriate adjustment in the event of stock dividends, stock splits and other recapitalizations of the Corporation) per share plus, in the case of each share, an amount equal to an accruing annual dividend of $0.354 per share, computed to the Series B Redemption Date (as defined in Section D.8(b) below). The "Redemption Price" with respect to the Series D Preferred Stock shall be an amount equal to the greater of (i) the fair market value or (ii) $9.36 (subject to appropriate adjustment in the event of stock dividends, stock splits and other recapitalizations of the Corporation) per share plus, in the case of each share, an amount equal to an accruing annual dividend of 15%, compounded annually and computed from the original issuance date of such Series D Preferred Stock, until the Series D Redemption Date (as defined in D.8(b) below), plus the amount of any accrued and unpaid Redemption Dividends on such share. Such payments shall be made in full to the holders entitled thereto promptly, and in no event later than ten days, after the delivery to the Corporation of the certificates representing the Redemption Shares (or the delivery of a lost certificate affidavit in a form reasonably acceptable to the Corporation in lieu of such certificates). The fair market value of the Series B Preferred Stock and the Series D Preferred Stock shall be determined in good faith by the Board of Directors of the Corporation as of each Series B Redemption Date or Series D Redemption Date, as applicable, after taking into consideration all factors which it deems appropriate including, without limitation, valuations of comparable publicly held and privately held companies, and the liquidation, conversion and other rights and preferences of the Preferred Stock, but without any discount for minority ownership position or any other premium or discount based on the relative size of the block of shares. If the holder of a majority of the shares of Series B Preferred Stock or Series D Preferred Stock to be redeemed on any applicable Redemption Date disagrees with the Board of Directors' determination of fair market value, the fair market value of the Series B Preferred Stock or Series D Preferred Stock, as the case may be, shall be determined as follows: an investment banking firm of nationally recognized standing (that is not a holder of any of the relevant shares) chosen by the holders of a majority of the shares to be redeemed on the applicable redemption date for such shares and an investment banking firm of nationally recognized standing chosen by those members of the Corporation's Board of Directors who are not elected solely by the holders of the Series B Preferred Stock shall each calculate such value. In the event the difference between such valuations is less than 20% of the higher valuation, then the fair market value shall be deemed to be the average of such two valuations. In the event that the difference between such valuations is greater than 20% of the higher valuation, the two investment banking firms shall designate a third investment banking firm which shall select from the two valuations the valuation that such third firm determines to be closer to its own valuation, and the valuation so selected shall be considered the fair market value. The fees and expenses of all such investment banking firms shall be paid by the Corporation.

               b. Commencing at any time on or after the date April 18, 2004 (the "Series B Redemption Date"), at the option and written election of the holders of a majority of the Series B Preferred Stock, the Corporation shall redeem any outstanding shares of Series B Preferred Stock, at the Redemption Price and terms stated above in Section D.8(a). Commencing at any time on or after the earlier to occur of (x) April 18, 2004 and (y) the occurrence of one of the Changes in Control described below in Section D.8(c), (the "Series D Redemption Date), at the option and written election of the holders of a majority of the Series D Preferred Stock, the Corporation shall redeem all outstanding shares of Series D Preferred Stock, at the Redemption Price and terms stated in Section D.8(a); provided, however, that upon any Change in
                                -----------------
Control that is also a liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the Corporation shall, before making any redemption, first allocate to each outstanding class of Preferred Stock the Liquidation Payment to which that class is entitled under Section D.2(a), and shall not pay any holder an amount in excess of the Liquidation Payment until the Liquidation Payment of each class of Preferred Stock is fully paid or fully reserved for payment.

                    (i) The Corporation shall provide written notice to all holders of the applicable class of Preferred Stock at least (A) thirty (30) days in advance of April 18, 2004, or (B) twenty (20) days prior to the effective date of a transaction constituting a Change in Control. Upon receipt of a written election by the holders of a majority of the Series B Preferred Stock or the Series D Preferred Stock, as the case may be (the "Redemption Notice"), the company shall promptly mail the Redemption Notice, first class postage prepaid (airmail in cases where the sending and receiving parties are located in different countries), to each holder of record at the close of business on the business day next preceding the day on which a notice is given (the "Redemption Record Date") of the series of shares to be redeemed (the "Redemption Shares"), at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the Series B Redemption Date or the Series D Redemption Date, as the case may be, the applicable Redemption Price, the place at which payment may be obtained and the date, if any, on which such holder's Conversion Rights pursuant to Section D.3(a) as to such shares terminate and calling upon such holder to exercise his Conversion Rights or surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the Redemption Shares.

                    (ii) On or after the Series B Redemption Date, each holder of Redemption Shares shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (iii) Upon receipt of a Redemption Notice given pursuant to Section D.8(b)(i), each holder of Series D Preferred Stock shall have the right to accept such offer by tendering such holder's shares to the Corporation for redemption, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (iv) From and after the Series B Redemption Date, and from and after the date the majority of the holders of the Series D Preferred Stock notify the Corporation that they accept the offer made in the Redemption Notice, unless there shall have been a default in payment of the Redemption Price, all rights of the subject holders of Redemption Shares as holders of Preferred Stock (except the right to receive the applicable Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Preferred Stock on any Series B Redemption Date or any Series D Redemption Date are insufficient to redeem all outstanding Redemption Shares, those funds that are legally available will be used to redeem the maximum possible number of shares ratably among the holders of the Redemption Shares, based on the amount of the applicable Redemption Price payable to each holder. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the Redemption Shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               c. A "Change in Control" will be deemed to have taken place when one of the following occurs:

                    (i) any person or group of related or affiliated persons shall have become the beneficial owner or owners of 51% or more of the outstanding voting stock of the Corporation; or

                    (ii) there shall have occurred a merger or consolidation in which the Corporation is not the survivor or in which holders of Common Stock of the Corporation shall have become entitled to receive cash, securities of the Corporation other than voting Common Stock or securities of any other person.

                                   ARTICLE V

     The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VII

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                 ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE IX

     To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article IX does not affect the availability of equitable remedies for breach of fiduciary duties.

     The name and mailing address of the sole incorporator is as follows:

                      Name                                 Mailing Address

               Charles S. Kaufman                      c/o Morrison & Foerster
                                                       555 W. Fifth Street
                                                       Los Angeles, CA  90013

     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hand this twenty-fifth day of September, 2000.



                                      /s/ Charles S. Kaufman
                              ---------------------------------------
                              Charles S. Kaufman, Sole Incorporator